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                                                                 Exhibit 10.7(A)

                  SECOND AMENDMENT TO MASTER LEASE AGREEMENT, effective as of the 22nd day of February, 2001 (this "Amendment"), between URS REAL ESTATE , L.P., a Delaware limited partnership ("Landlord"), and AMERICOLD LOGISTICS, LLC, a Delaware limited liability company ("Tenant").


                              W I T N E S S E T H:

                  WHEREAS, Landlord and Tenant's predecessor in interest are parties to a certain Master Lease Agreement, dated as of April 22, 1998, as amended by that First Amendment to Master Lease, dated as of March 10, 1999 (as so amended, the "Lease");

                  WHEREAS, the Landlord and Tenant wish to amend the Lease on the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, for TEN DOLLARS and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                  1. Definitions.

(a) All capitalized terms used but not defined herein shall have the meaning given such terms in the Lease.

(b) The parties hereto acknowledge and agree that for the purposes of calculating Percentage Rent, Operating Income shall not include any revenues from transportation management services performed at the Leased Property.

                  2. Minimum Rent Payments in Arrears. Section 3.1(a) of the Lease is hereby amended by deleting the text following clause (a)(iii) thereof, beginning with the phrase "Minimum Rent shall be prorated among each Leased Property" through (and including) the sentence "In no event, however, shall the rent deferral permitted hereunder be such that Landlord will have insufficient cash flow to service Landlord's Debt or to the extent that such rent deferral is not permitted under the terms of the Initial Landlord's Debt.", and substituting the following therefor:

                  "Minimum Rent for each of the Leased Properties shall be prorated pursuant to the percentages set forth next to each such Leased Property on Exhibit 3.1(a) attached hereto. Minimum Rent for each Fiscal Year shall be payable in arrears in twelve (12) equal installments on the eleventh (11th) day of each calendar month of the Initial Term and each Extended Term (the "Rent Payment Date"); provided that if such 11th day is not a Business Day, then the Rent Payment Date shall be the next preceding Business Day. Minimum Rent shall be paid for the period of the eleventh (11th) of
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                  each month (or, if applicable, the Commencement Date) through the tenth (10th) of the next month (or, if applicable, the expiration of the Term) (each, a "Rental Period"), provided that the first and last payments of Minimum Rent shall be prorated as to any partial Rental Period, based on the number of days within the Term during such Rental Period and the number of days in such Rental Period. Tenant hereby agrees to make any reasonable changes with respect to the definition of "Rental Period" as may be requested in connection with any Landlord's Debt. The first installment payment of Minimum Rent shall be payable on May 11, 1998, for the Rental Period beginning with the Commencement Date and ending May 10, 1998.

                                    Notwithstanding the foregoing or anything
                  herein that may be construed to the contrary, if the term of any Ground Lease is scheduled to expire concurrently with, or prior to, the second anniversary of the scheduled expiration of the Term of the Lease, the amount of Minimum Rent and Percentage Rent payable during the period of the Term that coincides with the final two years of the term of the applicable Ground Lease shall be adjusted such that the portion of Minimum Rent and Percentage Rent allocable to the applicable Ground Leased Property shall be equal to the greater of (i) such Ground Leased Property's Fair Market Rental, which unless otherwise mutually agreed to by Landlord and Tenant shall be determined by the appraisal procedure set forth in Article XXIV, and (ii) the amount of Minimum Rent and Percentage Rent that would otherwise be allocated to such Ground Leased Property determined based on the percentages set forth on Exhibit 3.1(a) attached hereto.

                                    Notwithstanding the foregoing, for each
                  Lease Year through the Lease Year expiring December 31, 2003, to the extent that Available Cash is less than the amount of Fixed Rent and Percentage Rent, as certified by Tenant (together with reasonable documentation thereof) and agreed to by Landlord, the Fixed Rent and Percentage Rent shall accrue, and the payment thereof (together with interest at the Interest Rate) shall be deferred to, the earlier of (A) December 31, 2003 and (B) such date as Available Cash shall be available, to the extent of such Available Cash (and Available Cash shall be applied first to interest, then to the accrued Fixed Rent and then to the accrued Percentage Rent), provided that the maximum amount of Fixed Rent that may be deferred under this paragraph shall be fifteen percent (15%) of the stated Fixed Rent obligation. As used herein, "Available Cash" shall be Receipts less Operating Expenses. In no event, however, shall the rent deferral permitted hereunder be such that Landlord will have insufficient cash flow to service Landlord's Debt or to the extent that such rent deferral is not permitted under the terms of the Initial Landlord's Debt. Tenant's failure to pay to Landlord on or prior to December 31, 2003 any amounts of Minimum Rent and/or Percentage Rent deferred by Tenant pursuant to the foregoing provisions shall be an Event of Default hereunder."

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                  3. Payment of Percentage Rent Installments. The first two
sentences of Section 3.1(b)(i) of the Lease are hereby amended and restated in their entirety as follows:

                  "In addition to the Minimum Rent payable with respect to the Leased Property, Tenant shall pay Percentage Rent for each Lease Year. Percentage Rent shall be payable quarterly in arrears in four (4) installments, with the installment in respect of each quarter due and payable on the final day of the immediately following quarter."

                  4. Section 9.1(b). Section 9.1(b) of the lease is hereby amended and restated in its entirety to read as follows:

                     "(b) Notwithstanding anything herein to the contrary, Landlord shall promptly make all necessary and appropriate repairs and replacements to the Leased Property (other than those repairs and replacements (i) caused by the negligence or wilfull misconduct of Tenant or any Person claiming by, through or under Tenant or (ii) required as a result of Casualty or Condemnation to the Leased Property) the costs of which are required to be depreciated under the Internal Revenue Code on a 39-year basis (or any successor period of depreciation for buildings), provided that Tenant shall make such repairs or pay such expenditures (as applicable) to the extent the same exceed, on a cumulative basis, (x) $1,000,000 per annum for the period from the Commencement Date through December 31, 1999, and (y) $2,200,000 per annum, thereafter, increased 5 percent every five years thereafter. Landlord's obligation pursuant to the prior sentence, however, shall be subject to prior reasonable notice from Tenant as to the need to make such repair and replacement. Further, Landlord may elect that Tenant perform such repair and replacement, in which event, Landlord shall reimburse or pay to Tenant, within fifteen
      (15) days after Tenant's submission to Landlord of reasonable evidence of the out-of-pocket costs incurred by Tenant in making such repairs and replacements. Further, Tenant agrees that (A) it shall expend annually for the repair and replacement of 39-Year Property not less than $4,722,540 for the period from the Commencement Date through December 31, 1999, and $3,758,667 for the period from January 1, 2000 through December 31, 2000, increasing by 5% annually for each succeeding Fiscal Year thereafter (such amount, the "Minimum Tenant's Responsibility"), provided that Tenant shall not be deemed to have expended any amounts in satisfaction of the Minimum Tenant's Responsibility until such time as Tenant shall have expended all amounts required to be spent by Tenant under Section 2.3 of the Asset Purchase Agreement in connection with which this Lease is being assigned, dated as of March 10, 1999, to which Tenant (or its assignee) is party,
      (B) to the extent Tenant shall have spent less than the specified amount in any Lease Year, such unspent amount shall cumulate and Tenant shall be required to expend the unspent portion in subsequent Lease Years, and (C) if at the end of the Term, there shall be any cumulative unspent amounts, Tenant shall pay such amount to Landlord not later than the end of the Term."

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                  5. Authority. Each party hereto represents and warrants that this Amendment has been duly authorized, executed and delivered on behalf of such party.


                  6. Miscellaneous.



                  (a) The Lease is in full force and effect and, except as set forth herein, is unmodified.

                  (b) This Amendment may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

                  (c) In all respects, except to the extent that the context otherwise requires, references to "this Lease" (and words of similar import) in the Lease prior to its amendment hereby shall be deemed to refer to the Lease as amended hereby and as the same may hereafter be amended.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed by their duly authorized representatives on this _____th day of May, 2001, effective as of the day and year first above written.

                                         LANDLORD:


                                         URS REAL ESTATE, L.P.

                                         By:       URS Realty, Inc., its general
                                                   partner


                                         By: /s/ Patrick T. Hogan
                                            ____________________________________
                                            Name:  Patrick T. Hogan
                                            Title: V.P., Chief Financial Officer

                                         TENANT:

                                         AMERICOLD LOGISTICS, LLC


                                         By: /s/ F.B. Beilstein III
                                            ____________________________________
                                            Name:  F.B. Beilstein III
                                            Title: Chief Financial Officer